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EXHIBIT A.(6)(a)

                                     CHARTER



                                    ARTICLE I

         The name of the Corporation shall be Northstar Life Insurance Company.


                                   ARTICLE II

         The principal office of the Corporation shall be located in the County of Westchester in the State of New York.

                                   ARTICLE III

         The Corporation is formed for the purpose of transacting the following kinds of insurance business as defined in paragraphs 1, 2 and 3 of (a) of
Section 1113 of the Insurance Law of the State of New York:

              1. "Life insurance" means every insurance upon the lives of human beings and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

              2. "Annuities", meaning all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under the optional modes of settlement or dividend options may be allocated by the insurer to one or more separate accounts


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                   pursuant to section four thousand two hundred forty of this chapter.

              3. "Accident and health insurance" means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

                                   ARTICLE IV

         The amount of the capital shall be Two Million Dollars ($2,000,000.00) to consist of Two Hundred Thousand (200,000) shares of Capital Stock of the par value of Ten Dollars ($10.00) each.

                                   ARTICLE V

         Section 1. The corporate powers shall be exercised by a Board of not less than thirteen nor more than twenty Directors.

         Section 2. At all times, the majority of Directors shall be citizens and residents of the United States and not less than three thereof shall be residents of the State of New York, and none shall be less than eighteen years of age. Directors need not be Stockholders.

                                   ARTICLE VI

                  Section 1. The Directors shall be elected by Stockholders, as prescribed by the laws of the State of New York or by by-laws not inconsistent with this Charter or the laws of the State of New York. An election of Directors shall be held annually on the first Tuesday in March at 3:00 p.m., if not a legal holiday, and, if a legal holiday, then on the next succeeding


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business day not a legal holiday, at a place designated in the Notice of
Meeting. The Stockholders by a majority vote of outstanding shares at a meeting may remove any Directors with or without cause. Any Director may be removed by the Board of Directors for cause, at any time, or whenever such action is requested by the Superintendent of Insurance of the State of New York.

         Section 2. Whenever any vacancy or vacancies shall occur in the Board of Directors by death, resignation, removal or otherwise, a majority of the remaining members of the Board, at a meeting called for that purpose, or at any regular meeting, shall elect a Director or Directors to fill the vacancy or vacancies thus occasioned and each Director so elected shall serve until his or her successor is selected and is qualified. If, because of any vacancy or vacancies in the Board of Directors, the number of Directors shall be less than thirteen, the Corporation shall not for that reason be dissolved, but every Director shall continue to hold office and discharge his or her duties until his or her successor shall have been elected and qualified.

         Section 3. Vacancies in any office may be filled for the remainder of the term in which the same shall occur by a majority vote of the Board of Directors.

                                   ARTICLE VII

         Section 1. The Board of Directors may from time to time, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of five or more directors of the Corporation, and not less than one-third of the members of each committee shall be persons who are not officers or employees of the Corporation or of any entity controlling, controlled by, or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such


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entity ("disinterested directors"). The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The resolution of the Board of Directors may, in addition or alternatively, provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, except as otherwise provided by law. Unless the resolution of the Board of Directors expressly so provides, no such committee shall have the authority to declare a dividend or to authorize the issuance of stock. Any such committee may adopt rules governing the method of calling and time and place of holding its meetings unless otherwise provided by the Board of Directors, a majority of any such committee shall constitute a quorum for the transaction of business, and the vote of the majority of the members of such committee present at a meeting at which a quorum is present shall be the act of such committee if at least one disinterested director is included in such quorum. Each such committee shall keep a record of its acts and proceedings and shall report thereon to the Board of Directors whenever requested to do so. Any or all members of any such committee may be removed, with or without cause, by resolution of the Board of Directors, passed by a majority of the whole Board.

         Section 2. The Board of Directors shall establish one or more committees comprised solely of disinterested directors. Such committee or committees shall have

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responsibility for recommending the selection of independent certified public accountants, reviewing the Corporation's financial condition, the scope and results of the independent audit and any internal audit, nominating candidates for director for election by Shareholders, and evaluating the performance of officers deemed by such committee or committees to be principal officers of the Corporation and recommending to the Board of Directors the selection and compensation of such principal officers.

                                  ARTICLE VIII

         Any action required by statute to be taken at any annual or special meeting of the Stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the Stockholders, may be taken without a meeting, without the unanimous consent of the Shareholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                                   ARTICLE IX

         The names and post office addresses of the Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected are:


NAME                                           ADDRESS
----                                           -------
Joseph Bird                                    676 Laura Court
                                               Mendota Heights, MN 55118

Coleman Bloomfield                             584 South Mississippi River Blvd.
                                               St. Paul, MN  55116

John Bruder                                    710 Stanwich Lane
                                               Mendota Heights, MN  55118


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Keith Campbell                                 735 Medora Court
                                               Mendota Heights, MN  55118

Michael Clark                                  6801 Shore Road
                                               Brooklyn, NY  11220

Richard Engen                                  3394 Glenarden Road
                                               Arden Hills, MN  55112

Betty Good                                     7 Metropolitan Oval
                                               Bronx, NY  10462

Robert Hasling                                 3327 Churchill Street
                                               St. Paul, MN  55126

James Johnson                                  2367 Apache Court
                                               Mendota Heights, MN  55120

Joel Mahle                                     2715 Fountain Lane
                                               Plymouth, MN  55447

Paul Meyer                                     50 Birchwood Lane
                                               Hartsdale, NY  10530

Fioravante Perrotta                            20 Sutton Place South
                                               New York, NY  10022

Averel Wilson                                  176 West 87th Street
                                               New York, NY  10024


                                    ARTICLE X

         Section 1. The officers of the Corporation shall be a President and a Secretary, and any other officer of officers as may be chosen by the Board of Directors, as prescribed by by-laws not inconsistent with this Charter or the laws of the State of New York. Each officer shall be elected annually by the Board of Directors at its first regular meeting following the annual meeting of Stockholders and shall hold office for a period of one year or until his or her successor shall be elected and qualified.


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         Section 2. In the event a vacancy occurs in the office of President or
Secretary, the Board of Directors shall, at the earliest practicable date, elect a successor who shall hold office for the unexpired term of his or her predecessor. Any vacancy in any other office may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

         Section 3. Any officer may be removed at any time by the affirmative vote of not less than a majority of the entire Board of Directors.

         Section 4. Except for the offices of President and Secretary, any number of offices may be held by the same person.

         Section 5. The duties of the officers shall be those customarily pertaining to their respective offices or positions, elective or appointive, together with such other duties as may be prescribed by law or assigned by the Board of Directors.

                                   ARTICLE XI

         Alterations, amendments or restatements of this Charter may be made upon the approval of a majority of the entire Board of Directors and upon the consent of the holders of two-thirds of the outstanding shares of the Corporation. No such alteration, amendment or restatement shall be effective, however, unless its adoption and consent has been made in compliance with applicable provisions of the New York Insurance Law.

                                   ARTICLE XII

         The duration of the corporate existence of the Corporation shall be perpetual.




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                            CERTIFICATE OF CHANGE OF
                        NORTHSTAR LIFE INSURANCE COMPANY
                       UNDER SECTION 805-A OF THE BUSINESS
                                 CORPORATION LAW

         Pursuant to the provisions of Section 805-A of the New York Business Corporation Law, the undersigned corporation adopts the following Certificate of Change of Northstar Life Insurance Company:

         FIRST:            The name of the corporation is NORTHSTAR LIFE
                           INSURANCE COMPANY.

         SECOND: The Certificate of Incorporation was filed by the Department of State on May 18, 1989.

         THIRD: The following change of the location of Northstar Life Insurance Company's office in New York was authorized by the Board of Directors on September 11, 1990 by unanimous written consent in accordance with
                           Section 803(b)(1) of the New York Business
                           Corporation Law:

         Article II is amended and reads as follows:

                                   ARTICLE II

         The principal office of the Corporation shall be located at University Corporate Centre at Amherst, 100 Corporate Parkway, Amherst, New York 14226.

         Dated:
                     ----------------------------


                                          ---------------------------------
                                                               , President
                                          ---------------------


                                          ---------------------------------
                                                               , Secretary
                                          ---------------------
Acknowledgement:

         Subscribed and sworn to before me this          day of
                   , 1999.


         -----------------------------
         Notary Public


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                            CERTIFICATE OF CHANGE OF
                        NORTHSTAR LIFE INSURANCE COMPANY
                       UNDER SECTION 805-A OF THE BUSINESS
                                 CORPORATION LAW

         Pursuant to the provisions of Section 805-A of the New York Business Corporation Law, the undersigned corporation adopts the following Certificate of Change of Northstar Life Insurance Company:

         FIRST:            The name of the corporation is NORTHSTAR LIFE
                           INSURANCE COMPANY.

         SECOND: The Certificate of Incorporation was filed by the Department of State on May 18, 1989.

         THIRD: The following change of the location of Northstar Life Insurance Company's office in New York was authorized by the Board of Directors on September 11, 1990 by unanimous written consent in accordance with
                           Section 803(b)(1) of the New York Business
                           Corporation Law:

         Article II is amended and reads as follows:

                                   ARTICLE II

         The principal office of the Corporation shall be located in the County of Erie in the State of New York.

         Dated:
                    -------------------------


                                              ---------------------------------
                                                                   , President
                                              ---------------------

                                              ---------------------------------
                                                                   , Secretary
                                              ---------------------
Acknowledgement:

         Subscribed and sworn to before me this          day of
                   , 1999.


         -----------------------------
         Notary Public




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